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                                                                      EXHIBIT 11

                         NOVAMETRIX MEDICAL SYSTEMS INC.

               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (1)




                                                     QUARTER ENDED                       NINE MONTHS ENDED
                                              02-01-98          01-26-97            02-01-98          01-26-97
                                            -----------        -----------        -----------        -----------
BASIC EARNINGS PER SHARE:

Net income (loss)                           $   534,995        $(1,279,860)       $ 1,685,641        $    64,172
Preferred Stock dividends                                           (7,500)           (15,000)           (22,500)
                                            -----------        -----------        -----------        -----------
Income (loss) available to common
   shareholders                                 534,995         (1,287,360)         1,670,641             41,672

Weighted average number of shares of
   Common Stock outstanding                   8,650,811          7,168,117          7,928,820          6,929,115



Per common share amounts:                   $      0.06        $     (0.18)       $      0.21        $      0.01
                                            ===========        ===========        ===========        ===========


DILUTED EARNINGS PER SHARE:

Net income (loss)                           $   534,995        $(1,279,860)       $ 1,685,641        $    64,172

Weighted average number of shares of
  Common Stock outstanding                    8,650,811          7,168,117          7,928,820          6,929,115


 Net effect of dilutive common stock
 equivalents (2),(3)                            685,499                             1,448,298          1,380,579
                                            -----------        -----------        -----------        -----------

 Total weighted average number of
  shares of Common Stock and dilutive
  common stock equivalents                    9,336,310          7,168,117          9,377,118          8,309,694


Per common share amounts:                   $      0.06        $     (0.18)       $      0.18        $      0.01
                                            ===========        ===========        ===========        ===========

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                         NOVAMETRIX MEDICAL SYSTEMS INC.

      STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS (CONTINUED)



(1) The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" as required during the third quarter ended February 1, 1998. Accordingly, all prior periods presented have been restated.

(2) Common stock equivalents consist of the Company's Preferred Stock, stock options, warrants and shares subscribed under the Company's employee stock purchase plan. The computation of dilutive common stock equivalents for the diluted earnings per share calculation is based on the if-converted method for the Preferred Stock and on the treasury stock method for the other common stock equivalents using the average market price.

(3) For the quarter ended January 26, 1997, the calculation of diluted earnings per share excludes common stock equivalents. Due to the loss reported for the period, the effect of including the common stock equivalents would have been anti-dilutive.





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